Exhibit 10.49

DECKERS OUTDOOR CORPORATION

DEFERRED STOCK UNIT COMPENSATION PLAN

(a Sub Plan under the Deckers Outdoor Corporation 2006 Equity Incentive Plan)

1.             Definitions.

(a)           “Board” means the Board of Directors of the Company.

(b)           “Company” means Deckers Outdoor Corporation., a Delaware corporation and any affiliate.

(c)           “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(d)           “Deferred Stock Units” means deferred stock units granted to the Participant as a form of Stock Unit Award under the Equity Incentive Plan.

(e)           “Deferred Stock Unit Account” means the separate account maintained on the books of the Company for each Participant pursuant to Section 4.

(f)            “Director” means any member of the Board who is not an employee of the Company or any of its subsidiaries.

(g)           “Disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(h)           “Dividend Equivalent Stock Units” means the additions to the Participant’s Deferred Stock Unit Account described in Section 4.

(i)            “Employee” means any employee of the Company.

(j)            “Effective Date” means October 1, 2008.

(k)           “Equity Incentive Plan” means the Deckers Outdoor Corporation 2006 Equity Incentive Plan.

(l)            “Participant” means a Director or Employee who elects to participate in this Plan as provided in Section 3.

(m)          “Plan” means the Deckers Outdoor Corporation. Deferred Stock Unit Compensation Plan.  The Plan is a sub-plan under the Equity Incentive Plan.

(n)           “Restricted Stock” means restricted stock granted to the Participant as a form of Stock Award under the Equity Incentive Plan.

(o)           “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(p)           “Stock Award” has the same meaning as the definition of that term in the Equity Incentive Plan.

2.             Administration.

(a)           The Plan shall be administered by the Board.  The Board shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide any and all questions as may arise in connection with the interpretation or application of the Plan.  The Board may delegate some or all of its powers and authority hereunder to the Compensation Committee of the Board, as the Board deems appropriate.

(b)           The decision or action of the Board (or the Compensation Committee) in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon Participants and all other persons having or claiming any interest in the Plan.

3.             Participation.

(a)           A Director or Employee who holds an unvested Stock Award in the form of Restricted Stock (“Restricted Stock Award”) that was granted under the Equity Incentive Plan may elect to participate in the Plan by filing a written election with the Company, on such form as may be prescribed by the Board, to defer the vesting of up to 100% of Participant’s outstanding unvested Restricted Stock Awards made in any calendar year.

(b)           Except as provided below, a deferral election shall become effective on the first day of the calendar year following the date the election is made and shall be effective only as to outstanding unvested Restricted Stock Awards that would otherwise vest in the calendar year following the date the election is made.  A new deferral election must be made by a Participant for each calendar year.

(c)           Notwithstanding anything contained herein to the contrary, a Participant may make a deferral election within thirty (30) days after a grant of a Stock Award under the Equity Incentive Plan to such Participant; provided, however, such election may only be made if: (i) the Stock Award is unvested on the date of the election, and (ii) none of the Stock Award will vest or become transferable prior to twelve (12) months from the date such election is made.

4.             Deferred Stock Unit Account

(a)           For each share of Common Stock held pursuant to a Restricted Stock Award that is subject to a deferral election as set forth in Section 3 above, the Participant shall receive one Deferred Stock Unit under the Equity Incentive Plan in exchange for the cancellation of such Restricted Stock Award.  The Deferred Stock Units that are granted pursuant to a Participant’s deferral election shall be credited to the Participant’s Deferred Stock Unit Account.

(b)           Whenever any cash dividends are declared on the Common Stock, on the date such dividend is paid the Company will credit the Deferred Stock Unit Account of each Participant with a number of Dividend Equivalent Units equal to the result of dividing (i) the product of (x) the total number of Deferred Stock Units and Dividend Equivalent Units credited to the Participant’s Deferred Stock Unit Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value (as such term is defined in the Equity Incentive Plan) of one share of Common Stock on the date such dividend is paid by the Company to the holders of Common Stock.

5.             Settlement of Deferred Stock Unit Account.

(a)           Unless the Participant elects to change the time of settlement in accordance with the last sentence of this Section 5(a), settlement of the Participant’s Deferred Stock Unit Account shall be made by a transfer of shares of Common Stock in accordance with the Participant’s election filed with the Company (or, if earlier as provided in paragraph (b) of this Section), on such form as may be prescribed by the Board on the earlier of (i) the date specified in the election or (ii) within 30 days after the termination for any reason (including Disability) of (A) the Participant’s service as a Director if the Participant is a Director or (B) the Participant’s employment if the Participant is an Officer.

The Participant may change the time of settlement of the Deferred Stock Unit Account by filing a new election form with the Company, provided that (i) the election will not take effect for at least 12 months after the date on which it is made as required by Section 409A of the Code (i.e., the election must be made at least 12 months in advance) and (ii) the new settlement date must be at least five (5) years after the date the Deferred Stock Unit Account would otherwise have been settled.

(b)           Notwithstanding anything contained herein to the contrary, in the event of a Change of Control (as defined in the Equity Incentive Plan) or a Participant’s death prior to settlement of the Deferred Stock Unit Account, then regardless of a Participant’s election or change in election of the applicable time of settlement, the settlement of the Participant’s Deferred Stock Unit Account shall be made by issuance of shares of Common Stock (to the Participant’s beneficiary as provided in Section 6 in the event of the Participant’s death) immediately before the Change of Control or, if settlement is due to the Participant’s death, then within thirty (30) days following the date of the Participant’s death.

(c)           Notwithstanding anything contained herein the contrary, in the event settlement of the Participant’s Deferred Stock Unit Account is to be made by reason of the Participant’s termination of service or termination of employment, other than by reason of death or Disability, no issuance of shares of Common Stock shall be made until six months after such termination of service if the Participant is a “specified employee” as defined in Internal Revenue Code Section 409A and the regulations published thereunder.

(d)           Settlement of the Deferred Stock Unit Account shall be made in shares of Common Stock, with one share payable for each Deferred Stock Unit and each Dividend Equivalent Unit credited to the Participant’s Deferred Stock Unit Account.

6.             Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries in whose favor settlement of the deceased Participant’s Deferred Stock Unit Account shall be made in the event of his death prior to settlement such Deferred Stock Unit Account.  Any beneficiary designation may be made or changed by a Participant by a written instrument, in such form prescribed by the Board, which is filed with the Company prior to the Participant’s death.  If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, then the Deferred Stock Unit Account shall be settled in favor of the Participant’s estate.

7.             Amendment; Cessation of Deferrals.

(a)           The Board may amend the Plan at any time in whole or in part; provided that no amendment may adversely affect the rights of a Participant to receive amounts properly credited to the Participant’s Deferred Stock Unit Account in accordance with the Plan prior to such amendment.

(b)           The Board may, in its sole discretion, cease future deferrals under the Plan at any time.  In such event, settlement of the Deferred Stock Unit Accounts of Participants will continue to be made as provided in Section 5.

8.             Miscellaneous.

(a)           The Company’s obligation to settle any Participant’s Deferred Stock Unit Account under the Plan shall be contractual only and all shares of Common Stock used for this purpose shall be credited against the shares reserved for issuance of Restricted Stock Awards set forth in Section 3 of the Equity Incentive Plan.

(b)           Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, the amounts, if any, payable hereunder, to the Participant or such other person.  No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(c)           In the event of a stock split, stock dividend, recapitalization or other event described in Section 15 of the Equity Incentive Plan the provisions of said Section 15 shall apply to Deferred Stock Units and the related Dividend Equivalent Stock Units credited to the Participant’s Deferred Stock Unit Account; provided, however, that the determination of adjustments shall be made by the Board.

(d)           Neither the Participant nor any other person shall have any rights as a stockholder of the Company under the Plan with respect to the Deferred Stock Units or Dividend Equivalent Stock Units credited to the Participant’s Deferred Stock Unit Account until their settlement in shares of Common Stock by their issuance to the Participant or the beneficiary of the Participant.

(e)           This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws.

(f)            This Plan in intended to comply, and shall be administered in a manner that is intended to comply, with Section 409A and shall be construed and interpreted in accordance with such intent.  Any provision of this Plan that would cause the Plan to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made retroactively, in accordance with regulations and other guidance issued under Section 409A.